CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 21, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of The Avatar Advantage Equity Allocation Fund and The Avatar Advantage Balanced Fund, each a series of Advisors Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

New York, New York
August 19, 2003